UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34551	20-4477465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Farm Credit Drive Suite 2300 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 738-2840

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 13, 2010, Global Defense Technology & Systems, Inc. (“GTEC”) entered into a Stock Purchase Agreement by and among (i) GTEC, (ii) Zytel Corporation, a Florida corporation (“Zytel”), and (iii) Peter K. Krusell, the sole stockholder of Zytel (the “Purchase Agreement”). The Purchase Agreement provides for the purchase by GTEC of all of the outstanding capital stock of Zytel (the “Acquisition”). The purchase price for the Acquisition is $26,800,000 in cash. The purchase price is subject to a two-way adjustment based upon whether the working capital of Zytel at the closing of the acquisition is above or below the target working capital specified in the Agreement. The Purchase Agreement provides for an escrow of $4,530,000 to be used to satisfy certain indemnification obligations of Mr. Krusell. Each of the parties to the Purchase Agreement has made customary representations and warranties and agreed to certain indemnification obligations. The Purchase Agreement also contemplates a five year non-competition covenant agreed to by Mr. Krusell and a post-closing consulting relationship between GTEC and Mr. Krusell.
The parties to the Purchase Agreement intend to close the Acquisition after satisfaction of all the conditions to closing contained in the Purchase Agreement, including (a) the expiration or termination without the objection of any of the relevant governmental authorities of all applicable waiting periods (and any extensions thereof), and (b) written confirmation by the Committee on Foreign Investment in the United States that it has completed its review (or, if applicable, investigation) under the Exon-Florio Amendment to the Defense Production Act of 1950 and determined that there are no unresolved national security concerns with respect to the Acquisition.
A copy of the press release, dated September 13, 2010, announcing the signing of the Purchase Agreement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

99.1	Global Defense Technology & Systems, Inc. Press Release, dated September 13, 2010, announcing the signing of a definitive Stock Purchase Agreement for the acquisition of Zytel Corporation

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
By:	/s/ John Hillen
Name:	John Hillen
Title:	President and Chief Executive Officer

Dated: September 15, 2010